                                                                     EXHIBIT  12

              TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              (DOLLARS IN THOUSANDS)

                                                                                                     Pro Forma
                                                                                                      for the
                                                                                                   Reorganization
                                                                                                      for the
                                                         FOR THE YEAR ENDED DECEMBER 31,             Year Ended
                                                       ----------------------------------            December 31,
                                              1996       1995        1994       1993       1992          1996
                                              ----       ----        ----       ----       ----          ----
Net Loss.................................   $(114,850) $(53,804)   $(29,989)  $(18,271)   $(4,428)    $ (126,600)
Add (Deduct):  Income Tax  Provision
    (Benefit)............................       2,193       401         433     (4,149)         -          2,193
                                            ---------  --------    --------   --------    -------     ----------
Less:  Minority Interest.................      (3,520)     (663)     (1,395)      (796)         -         (4,713)
                                            ---------  --------    --------   --------    -------     ----------
Pre Tax Income (Loss)....................    (116,177)  (54,066)    (30,951)   (23,216)    (4,428)     ( 129,120)
                                            ---------  --------    --------   --------    -------     ----------
Add: Fixed Charges
         Interest........................      74,319    27,206       8,867      2,548      1,508         66,946
         Amortization of debt expense....         168       116           -          -          -            168
                                            ---------  --------    --------   --------    -------     ----------
              Total fixed charges........      74,487    27,322       8,867      2,548      1,508         67,114
                                            ---------  --------    --------   --------    -------     ----------
                                            $( 41,690) $(26,744)   $(22,084)  $(20,668)   $(2,920)    $  (62,006)
                                            =========  ========    ========   ========    =======     ==========
Fixed charges............................   $  74,487  $ 27,322    $  8,867   $  2,548    $ 1,508     $   67,114
                                            =========  ========    ========   ========    =======     ==========
Ratio of Earnings to Fixed Charges.......      NA          NA         NA         NA          NA           NA
Deficiency of Earnings to Fixed Charges..   $ 116,177  $ 54,066    $ 30,951   $ 23,216    $ 4,428     $  129,120

                                       1